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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Paxar Corporation of our report dated May 16, 1995 relating to the consolidated statements of net assets and operations to be sold of Monarch Marking Systems, Inc., which appears in the Current Report on Form 8-K/A No. 1 of Paxar Corporation dated June 29, 1995.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Stamford, Connecticut
September 11, 1995